Exhibit 3.181

SOSID: 833150

Date Filed: 3/10/2006

Elaine F. Marshall

North Carolina Secretary of State

C200606800833

State of North Carolina

Department of the Secretary of State

Limited Liability Company

ARTICLES OF ORGANIZATION

Pursuant to Section 7C-2-20 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Organization for the purpose of forming a limited liability company.

1. The name of the limited liability company is: Burlington Coat Factory of North Carolina, LLC

2. If the limited liability company is to dissolve by a specific date, the latest date on which the limited liability company is to dissolve: (If no date for dissolution is specified, there shall be no limit on the duration of the limited liability company.)

3. The name and address of each person executing these articles of organization is as follows: (State whether each person is executing these articles of organization in the capacity of a member, organizer or both).

Organizer :

Cindy Rashed Reilly

c/o Kirkland & Ellis, LLP

153 East 53rd Street

New York, NY 10022

4. The street address and county of the initial registered office of the limited liability company is:

27 Hillsborough Street

Raleigh, NC 27603

Wake County

5. The mailing address, if different from the street address, of the initial registered office is:

6. The name of the initial registered agent is: Corporation Service Company

7. Principal office information: The limited liability company has a principal office.

The street address and county of the principal office of the limited liability company is:

1830 Route 130,

Burlington, New Jersey 08016

Burlington County

The mailing address, if different from the street address, of the principal office of the

8. Member-managed LLC: all members by virtue of their status as member shall be managers of this limited liability company.

9. Any other provisions which the limited liability company elects to include are attached.

10.	These articles will be effective upon filing, unless a date and/or time is specified:

This is the 8th day of march, 2006.

/s/ Cindy Rashed Reilly
Organizer

2